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Invesco Holding Company Limited 30 Finsbury Square London EC2A 1AG

18 May 2009

Dear Sirs

Invesco Holding Company Limited (the "Company") and the registration statement on Form S-3 dated 18 May 2009 (the "Registration Statement") with respect to the registration (the "Registration") of securities of Invesco Ltd. or its subsidiaries (the "Securities") to be filed with the Securities and Exchange Commission of the United States (the "Commission") on 18 May 2009

1	We have been requested to provide an English law legal opinion in relation to the Registration and have taken instructions solely from the Company.
2

This opinion is limited to English law as applied by the English courts and published and in effect on the date of this opinion and is given on the basis that it will be governed by and construed in accordance with English law. This letter expresses no opinion on the laws of any other jurisdiction. This opinion is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the documents referred to below or otherwise. Nothing in this opinion in any way modifies, amends or supplements, or shall in any way limit or be construed inconsistently with, the separate opinion delivered to you on the date hereof by Alston & Bird LLP.

3	For the purposes of this opinion, we have examined copies of the following documents:
3.1

a copy of the Certificate of Incorporation, the Certificates of Incorporation on Change of Name and the Certificate of Incorporation on Change of Name and Re-registration of a public company as a private company of the Company;

3.2	the Memorandum and Articles of Association of the Company;
3.3	the results of a search of the Company’s file at the Companies Registry for England and Wales made on 18 May 2009; and
3.4	the results of a telephone search in respect of the Company at the Central Register of Winding-Up Petitions at the Companies Court, London made on 18 May 2009.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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Please refer to www.linklaters.com/regulation for important information on our regulatory position.

4

Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the Company or any corporate records of the Company and we have not made any other enquiries concerning the Company.

5	For the purpose of this opinion, we have assumed that:
5.1	all copy documents conform to the originals and all originals are genuine and complete;
5.2	each signature is the genuine signature of the individual concerned;
5.3	the documents referred to in paragraphs 3.1 and 3.2 are up-to-date; and
5.4

that the Company has not passed a voluntary winding-up resolution and that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company or the appointment of an administrator of the Company and that no receiver or administrator has been appointed in respect of the Company or any of its assets which in any such case has not been revealed by the company searches referred to above.

6

Based upon the documents referred to and assumptions in paragraphs 3 and 5 and subject to any matters not disclosed to us, and the qualifications set out below, we are of the opinion that at the date hereof:

6.1	The Company has been incorporated and is existing as a company with limited liability under the laws of England.
6.2

According to the results of the telephone search of the Central Register of Winding-Up Petitions at the Companies Court, London referred to in paragraph 3 above, there are no proceedings for the winding up of the Company.

7	This opinion is subject to the following qualifications:
7.1	An English company only has authority to carry on those businesses specified in the objects clause of its Memorandum of Association.
7.2

We have not been responsible for investigating or verifying the accuracy of facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or that no material facts have been omitted from the Registration Statement.

7.3	No opinion is given by us (nor has the same been requested) as to matters of fact upon which the opinions in this letter are based.
7.4

It should be noted that the telephone search referred to in paragraph 3 above is not capable of revealing conclusively whether or not a winding-up or administrative petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

7.5	It should be noted that notice of a winding-up or administration order made or a winding-up resolution passed may not be filed at the Companies Registry for England and Wales immediately.
8

This opinion is addressed to you solely for your benefit in connection with the Registration and it may only be relied upon in that connection. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be

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disclosed by the Company to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the Registration provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent. You should ensure that any copy of this opinion you provide to any other person, and any quotation from or reference to this opinion in any public document or filing contains the substance of the previous sentence. You may, however, provide a copy to Alston & Bird LLP solely for the purpose of their giving their opinion and subject to the same restrictions.

9

We consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

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